Exhibit 99.1
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
SUPERIOR COMPLETES ACQUISITION OF WARRIOR ENERGY SERVICES CORPORATION
Harvey, LA — December 12, 2006. Superior Energy Services, Inc. (NYSE: SPN) announced today that it has completed its acquisition of Warrior Energy Services Corporation (“Warrior”) following approval by Warrior’s stockholders at a special meeting of stockholders held today.
     As a result of the merger, each share of Warrior common stock has been converted into the right to receive $14.50 in cash and 0.452 shares of Superior common stock. Information regarding the exchange of share certificates will be sent to Warrior stockholders.
     Commenting on the acquisition of Warrior, Terence E. Hall, Superior’s Chief Executive Officer and Chairman of the Board, said, “We look forward to implementing growth plans that we believe will create one of North America’s largest providers of premium production-related services, participating in both the offshore Gulf of Mexico and key domestic land market areas.”
     Superior Energy Services is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior Energy Services also owns and operates mature oil and gas properties in the Gulf of Mexico.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with Superior Energy Services’ rapid growth; changes in competitive factors and other material factors that are described from time to time in Superior Energy Services’ filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior Energy Services or any other person that the projected outcomes can or will be achieved.
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